                                                                   EXHIBIT 10.14




                                CREDIT AGREEMENT



                                  by and among



                           CAMCO INTERNATIONAL INC.,


                           THE LENDERS PARTY HERETO,


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                      TORONTO DOMINION (TEXAS), INC., and
                              WACHOVIA BANK, N.A.,
                                 as CO-AGENTS,


                                      and


                             THE BANK OF NEW YORK,
                as SWING LINE LENDER and as ADMINISTRATIVE AGENT


                                      with


                           BNY CAPITAL MARKETS, INC.,
                                  as ARRANGER





                          Dated as of October 22, 1997



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         CREDIT AGREEMENT, dated as of October 22, 1997, by and among CAMCO
INTERNATIONAL INC., a Delaware corporation (the "Borrower"), the lenders party hereto (together with their respective assigns, the "Lenders", each a "Lender"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, TORONTO DOMINION (TEXAS), INC., and WACHOVIA BANK, N.A., as Co-Agents (collectively, the "Co-Agents"), and THE BANK OF NEW YORK ("BNY"), as agent for the Lenders (in such capacity, the "Administrative Agent") and as swing line lender (in such capacity, the "Swing Line Lender").


1.       DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

         1.1.    Definitions

                 As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

                 "ABR Advances": the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

                 "Accountants": Arthur Andersen, LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent.

                 "Accumulated Funding Deficiency": as defined in Section 302 of ERISA.

                 "Acquisition": with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (i) any Capital Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (ii) any Operating Entity, or (iii) any Property of (A) any other Person or (B) any Operating Entity, in either case other than in the ordinary course of business, provided, however, that no acquisition of all or substantially all of the assets of such other Person or Operating Entity shall be deemed to be in the ordinary course of business. For purposes of this definition, "control" shall mean the ownership of 50% or more of any class or type of the Capital Stock of any Person.




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                 "Advance": with respect to a Revolving Credit Loan, an ABR
Advance or a Eurodollar Advance, as the case may be.

                 "Affected Advance": as defined in Section 3.9.

                 "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Aggregate Credit Exposure": at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Credit Loans, plus
(ii) the outstanding principal balance of the Swing Line Loans.

                 "Aggregate Revolving Credit Commitment Amount": at any time, the sum at such time of the Revolving Credit Commitment Amounts of all Lenders.

                 "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

                 "Applicable Margin": (a) Subject to clause (b) of this definition, (i) with respect to the unpaid principal balance of Eurodollar Advances, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading "Applicable Eurodollar Margin" and adjacent to such Pricing Level, and (ii) with respect to the Commitment Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading "Applicable Fee Margin" and adjacent to such Pricing Level:




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
                                     Applicable
                                     Eurodollar   Applicable
        Pricing Level                Margin       Fee Margin
        -------------                ----------   ----------
        Pricing Level I              0.275%       0.100%
        Pricing Level II             0.325%       0.125%
        Pricing Level III            0.450%       0.150%

                 (b) Changes in the Applicable Margin resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(c) and shall become effective one Business Day after the date such Compliance Certificate is delivered to the Agent and the Lenders, provided that no reduction in the Applicable Margin shall become effective upon the occurrence or during the continuance of any Event of Default. Notwithstanding anything to the contrary contained in this definition, (i) except as otherwise provided in clause (iii) below, during the period commencing on the Effective Date and ending on the date of delivery thereafter of the first Compliance Certificate pursuant to Section 7.1(c), Pricing Level II shall apply, (ii) during the period commencing on the date of delivery of the first Compliance Certificate pursuant to Section 7.1(c) and ending on the date that is six months after the Effective Date, to the extent that, but for this clause (ii), Pricing Level I would be in effect, Pricing Level II shall be deemed to be in effect for all purposes of the Loan Documents, and (iii) if, at any time and from time to time, the Borrower shall be in Default of its obligations under Section 7.1(c), Pricing Level III shall apply until such Default is cured.

                 "Approved Bank": any bank whose (or whose parent company's) unsecured non-credit supported long-term senior indebtedness rating from (i) S&P is at least A- or the equivalent thereof or (ii) Moody's is at least A3 or the equivalent thereof.

                 "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit H.

                 "Available Amount": as of any date, the excess, if any of (i) the Aggregate Revolving Credit Commitment Amount on such date, over (ii) the Aggregate Credit Exposure on such date.

                 "BNY Capital Markets": BNY Capital Markets, Inc.

                 "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.





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                 "Borrowing Date": any Business Day on which (i) the Lenders make Revolving Credit Loans, or (ii) the Swing Line Lender makes a Swing Line Loan.

                 "Borrowing Request": a request for Revolving Credit Loans or a Swing Line Loan in the form of Exhibit C.

                 "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause
(i) above and which is also a day on which eurodollar funding between banks may be carried on in London, England.

                 "Capital Expenditures": with respect to any Person for any period, any expenditure by such Person during such period in respect of the purchase or other acquisition of fixed or capital assets, provided, however, that "Capital Expenditures" shall not include (i) capitalized leases, or (ii) expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within twelve months of the receipt of such proceeds.

                 "Capital Lease": a lease the obligations in respect of which are required to be capitalized by the lessee thereunder for financial reporting purposes in accordance with GAAP.

                 "Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

                 "Capitalization Ratio": at any fiscal quarter end, the ratio of (i) Indebtedness (to the extent shown on the Borrower's Consolidated Balance Sheet at such fiscal quarter end) to (ii) the sum of (A) such Indebtedness plus (B) shareholders' equity, each in respect of the Borrower and the Subsidiaries thereof and determined on a Consolidated basis in accordance with GAAP.





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                 "Cash Equivalents": (i) securities issued or directly and
fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof) having maturities of not more than one year from the date of acquisition, (ii) Dollar denominated time deposits (including, without limitation, eurodollar deposits), certificates of deposit and bankers acceptances of (x) any Lender or (y) any Approved Bank, in any such case with maturities of not more than six months from the date of acquisition,
(iii) Dollar denominated commercial paper with an unsecured non-credit supported short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody's, maturing within one year after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's and (v) investments in Dollar denominated money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

                 "Change of Control": any one or more of the following events:
(i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares entitled to exercise more than 50% of the total power of all outstanding Voting Shares of the Borrower (including any Voting Shares which are not then outstanding of which such person or group is deemed the beneficial owner), or (ii) a change in the composition of the Managing Person of the Borrower shall have occurred in which the individuals who constituted the Managing Person of the Borrower at the beginning of the two year period immediately preceding such change (together with any other director whose election by the Managing Person of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office. For purposes of this definition, the term "Voting Shares" shall mean all outstanding shares of any class or classes (however designated) of Capital Stock of the Borrower entitled to vote generally in the election of members of the Managing Person thereof.

                 "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.





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                 "Collections": with respect to any Receivables, all cash
collections and other cash proceeds in respect of such Receivables, including, without limitation, all cash proceeds of Related Security with respect to such Receivables.

                 "Commitment": a Revolving Credit Commitment or the Swing Line Commitment, as the case may be.

                 "Commitment Fee": as defined in Section 3.2(a).

                 "Commitment Percentage": with respect to any Lender as of any date, the percentage as of such date equal to such Lender's Revolving Credit Commitment Amount divided by the Aggregate Revolving Credit Commitment Amount (or, if no Commitments then exist, the percentage equal to such Lender's Revolving Credit Commitment Amount on the last day upon which Revolving Credit Commitments did exist divided by the Aggregate Revolving Credit Commitment Amount as in effect on such day).

                 "Compliance Certificate": a certificate substantially in the form of Exhibit E.

                 "Consolidated": the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                 "Contingent Obligation": as to any Person (a "secondary obligor"), any obligation of such secondary obligor (i) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or
(ii) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a "primary obligation") of any other Person (a "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such secondary obligor, whether contingent, (A) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (x) for the purchase or payment of any primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (C) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation,
(D) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (E) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property,





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provided, however, that the term "Contingent Obligation" shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

                 "Contract": with respect to any Receivable, any and all instruments, agreements, leases, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

                 "Control Person": as defined in Section 3.6.

                 "Conversion Date": the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to a new Eurodollar Advance.

                 "Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

                 "Disposition": with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (a) the Capital Stock of, or other equity interests of, any other Person, (b) any business, going concern or division or segment thereof, or (c) any other Property of such Person other than in the ordinary course of business.

                 "Dollars" and "$": lawful currency of the United States.

                 "EBITDA": for any period, net income of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP for such period plus (i) the sum of, without duplication, (a) net interest expense,
(b) provision for income taxes of the Borrower and its Subsidiaries, (c) depreciation, amortization and other non-cash charges of the Borrower and its Subsidiaries, and (d) extraordinary losses from sales, exchanges and other dispositions of Property not in the ordinary course of business, each to the extent utilized in determining such net income for such period, minus (ii) the sum of, without duplication, each of the following with respect to the Borrower and its Subsidiaries, to the extent utilized in determining such net income:
(a) extraordinary gains from





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sales, exchanges and other dispositions of Property not in the ordinary course of business, and (b) other non-recurring items.

                 "Effective Date": October 22, 1997.

                 "Eligible Institution": a Lender, any affiliate of a Lender and any other bank, insurance company, pension fund, mutual fund or other financial institution.

                 "Employee Benefit Plan": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

                 "ERISA Affiliate": when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and
Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any of its Subsidiaries is a member.

                 "Eurodollar Advances": collectively, the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

                 "Eurodollar Interest Period": with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Borrowing Request or its irrevocable Notice of Conversion, provided, however, that (i) if any Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Eurodollar Interest Period into another calendar month, in which event such Eurodollar Interest Period shall end on the immediately preceding Business Day and (ii) any Eurodollar Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically





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corresponding day in the calendar month at the end of such Eurodollar Interest
Period) shall end on the last Business Day of a calendar month. Eurodollar Interest Periods shall be subject to the provisions of Section 3.4.

                 "Eurodollar Rate": with respect to the Eurodollar Interest Period applicable to any Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

                          (a)     the rate, as reported by BNY to the
Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Advance of BNY to which such Eurodollar Interest Period shall apply for a period equal to such Eurodollar Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period, by

                          (b)     a number equal to 1.00 minus the aggregate of
the then stated maximum rates during such Eurodollar Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by non-domestic offices of any Lender to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirement.

                 "Event of Default": as defined in Section 9.1.

                 "Exchange Act": the Securities Exchange Act of 1934, as amended.





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                 "Excluded Taxes":  collectively, in the case of any
Indemnified Tax Person, (i) taxes imposed on the net income of such Indemnified Tax Person by the jurisdiction in which such Indemnified Tax Person has its situs of organization or in which such Indemnified Tax Person's lending office is located, (ii) taxes imposed on the net income of such Indemnified Tax Person other than those taxes described in clause (i), except to the extent that such taxes would not have been incurred but for the situs of organization, any place of business or the activities of the Borrower, in the jurisdiction imposing the tax, (iii) taxes (other than withholding taxes) imposed on or measured by the gross income, gross receipts or capital of such Indemnified Tax Person, except to the extent that such taxes would not have been incurred but for the situs of organization, any place of business or the activities of the Borrower, in the jurisdiction imposing the tax, (iv) any withholding taxes imposed with respect to a payment to a Person who has become a Lender as a result of an Assignment to the extent such withholding arises as a result of Section 881(c)(3)(A) of the Code, (v) any tax imposed on a transfer of a Note, and (vi) any tax imposed as a result of the willful misconduct or gross negligence of such Indemnified Tax Person.

                 "Existing Bank Debt": collectively, the Indebtedness of the Borrower under the Credit Agreement, dated as of December 7, 1993, among the Borrower, certain financial institutions, Bank of America National Trust and Savings Association, Continental Bank N.A., and Toronto Dominion (Texas), Inc., as co-agents, and Continental Bank N.A., as administrative agent, as amended, together with all outstanding principal, accrued interest and fees and other sums due and payable thereunder.

                 "Existing Pension Plans": as defined in Section 4.10.

                 "Facility Obligations": all of the obligations and liabilities of the Borrower under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any bankruptcy or other insolvency of the Borrower including, without limitation, (a) any obligation or liability in respect of any breach of any representation or warranty, and (b) all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding in connection with such bankruptcy or other insolvency.

                 "Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day,





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the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

                 "Fees": as defined in Section 2.9.

                 "Financial Officer": as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

                 "Financial Statements": as defined in Section 4.11.

                 "GAAP": generally accepted accounting principles as in effect from time to time in the United States.

                 "Governmental Authority": any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

                 "Impermissible Qualification": means, relative to any opinion by the Accountants as to any financial statement delivered pursuant hereto, any qualification or exception to such opinion: (a) which is of a "going concern" or a similar nature with respect to the Borrower or any Significant Subsidiary,
(b) which relates to the limited scope of examination of matters relevant to such financial statement (other than scope limitations included in the standard form of opinion utilized by the Accountants or with respect to Persons other than the Borrower or such Significant Subsidiary), or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.9.

                 "Included Taxes":  all taxes other than Excluded Taxes.

                 "Income Tax": as to any Person, an income tax or franchise tax imposed on all or part of the net income or net profits of such Person (including any interest, fees, or penalties for late payment of such an income tax or franchise tax) imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person's principal office is located, or (iv) in the case of any Lender, the





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Administrative Agent or the Swing Line Lender, any jurisdiction in which such
Person is deemed to be doing business.

                 "Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement,
(v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (vii) obligations under Capital Leases, (viii) net obligations under interest rate or foreign currency hedging arrangements at market value, (ix) all obligations of such Person in respect of Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, and (x) all Contingent Obligations of such Person in respect of any of the foregoing.

                 "Indemnified Liability": as defined in Section 11.20.

                 "Indemnified Person": as defined in Section 11.7.

                 "Indemnified Tax Person": the Administrative Agent, the Swing Line Lender or any Lender.

                 "Intercompany Indebtedness": loans or advances which are (i) made by the Borrower to any of its Subsidiaries or (ii) made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

                 "Interest Coverage Ratio": at any fiscal quarter end, the ratio of (i) EBITDA minus Capital Expenditures to (ii) interest expense, each in respect of the Borrower and the Subsidiaries thereof for the four fiscal quarter period then ended determined on a Consolidated basis in accordance with GAAP.

                 "Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur





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



after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Swing Line Loan, the date on which the outstanding principal balance of such Swing Line Loan shall become due and payable in accordance with Section 2.3, (iii) as to any Eurodollar Advance as to which the Borrower has selected a Eurodollar Interest Period of one, two or three months, the last day of such Eurodollar Interest Period, (iv) as to any Eurodollar Advance as to which the Borrower has selected a Eurodollar Interest Period of six months, the last day of each three month interval occurring during such Eurodollar Interest Period and the last day of such Eurodollar Interest Period;
(v) as to all Advances, the Revolving Credit Maturity Date, and (vi) as to all Swing Line Loans, the Swing Line Maturity Date.

                 "Interest Period": a Eurodollar Interest Period or a Swing Line Interest Period, as the case may be.

                 "Investments": as defined in Section 8.5.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

                 "Loan": a Revolving Credit Loan or a Swing Line Loan, as the case may be.

                 "Loan Documents": collectively, this Agreement and the Notes.

                 "Loans": the Revolving Credit Loans and/or the Swing Line Loans, as the case may be.

                 "Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

                 "Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

                 "Material Adverse Change": a material adverse change in the financial condition, operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

                 "Material Adverse Effect": a material adverse effect on (i) the financial condition, operations, business or Property of the Borrower and its Subsidiaries taken as a whole, or (ii) the ability of the Borrower or any of its Subsidiaries to perform any of its payment obligations or other material obligations under the Loan Documents to which it is a party.

                 "Moody's": Moody's Investors Service, Inc., or any successor thereto.

                 "Multiemployer Plan": a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Negotiated Rate": with respect to each Swing Line Loan, the rate per annum agreed to by the Borrower and the Swing Line Lender in accordance with section 2.5(b) as the interest rate that such Swing Line Loan shall bear.

                 "Note": a Revolving Credit Note or the Swing Line Note, as the case may be.

                 "Notes": the Revolving Credit Notes and/or the Swing Line Note, as the case may be.

                 "Notice of Conversion": a notice substantially in the form of Exhibit D.

                 "Operating Entity": any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (i) the other businesses and operations of such Person, or (ii) any other line of business or business segment.

                 "Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

                 "Outstandings": as of any date, an amount equal to (a) with respect to the Swing Line Lender, the outstanding principal balance on such date of all Swing Line Loans minus the aggregate sum of all payments by any Lender in participation of such Swing Line Loans, and (b) with respect to each Lender, the outstanding principal balance on such date of all the Revolving Credit Loans of such Lender plus the excess of (i) the aggregate sum of all payments by such Lender in participation of the Swing Line Loans, over (ii) all reimbursements of such Lender in respect thereof.

                 "Outstanding Percentage": as of any date and with respect to each Lender and the Swing Line Lender, as the case may be, a fraction the numerator of which is the Outstandings of such Lender or the Swing Line Lender, as applicable, on such date, and the denominator of which is the aggregate Outstandings of all Lenders and the Swing Line Lender on such date.

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

                 "Pension Plan": at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower, any of its Subsidiaries or any ERISA Affiliate.

                 "Person": any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

                 "Pricing Level": Pricing Level I, Pricing Level II, or Pricing Level III, as the case may be.

                 "Pricing Level I": any time when the Capitalization Ratio is less than 0.15:1.00.

                 "Pricing Level II": any time when the Capitalization Ratio is greater than or equal to 0.15:1.00 but less than 0.30:1.00.

                 "Pricing Level III": any time when the Capitalization Ratio is greater than or equal to 0.30:1.00.

                 "Prohibited Transaction": a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA or a class exemption issued by the U.S. Department of Labor.

                 "Property": all types of real, personal, tangible, intangible or mixed property.

                 "Receivable Assets": with respect to any Person, the Receivables, Collections, Contracts, Records and Related Security of such Person.

                 "Receivable" of any Person means, as at any date of determination thereof, the unpaid principal portion of the obligation of any customer of such Person to pay money to such Person (without giving effect to any transfer or conveyance thereof pursuant to a Securitized Receivables Transaction), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by such Person in the ordinary course of such Person's business, plus any finance charges, late fees or other similar charges receivable with respect thereto, but shall be calculated net of all credits, rebates and offsets owed to such customer by such Person (and for purposes hereof, a credit or rebate paid by check or draft of such Person shall be deemed to be outstanding until such check or draft shall have been debited to the respective account of such Person on which such check or draft was drawn).

                 "Receivables Facility": the 364-day $55,000,000 commercial paper facility secured by the Borrower's U.S. and Canadian Receivables, as such shall be amended, modified or extended from time to time.

                 "Records": with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable and any Related Security therefor.

                 "Regulatory Change": the occurrence of any of the following after the Effective Date: (i) the adoption of any treaty, constitution, law, rule or regulation, (ii) the issuance or promulgation of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change in the interpretation of any existing treaty, constitution, law, rule, regulation, directive, guideline or request by any Governmental Authority.

                 "Related Security": with respect to any Receivable:

                          (a)     all interest of a Person in inventory and
other goods (including returned or repossessed inventory or goods), if any, the financing of the sale of which inventory and goods by such Person gave rise to such Receivable, and all insurance contracts with respect thereto,

                          (b)     all other security interests or liens and
property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

                          (c)     all guaranties, insurance and other
agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                          (d)     all service contracts and other contracts and
agreements associated with such Receivables,

                          (e)     all Records related to such Receivable, and

                          (f)     all proceeds of any of the foregoing.

                 "Reportable Event": with respect to any Pension Plan, (i) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or
(iii) any failure to make any payment required by Section 412(m) of the Code.

                 "Required Lenders": at any time (i) prior to the Revolving Credit Commitment Termination Date, Lenders having Revolving Credit Commitment Amounts greater than 50% of the Aggregate Revolving Credit Commitment Amount and (ii) on or after the Revolving Credit Commitment Termination Date, Lenders having the aggregate of (x) outstanding Revolving Credit Loans and (y) Swing Line Exposure greater than 50% of the Aggregate Credit Exposure (or, if there are no Revolving Credit Loans then outstanding and no Swing Line Exposure, Lenders having Revolving Credit Commitment Amounts greater than 50% of the Aggregate Revolving Credit Commitment Amount immediately prior to the termination of the Commitments).

                 "Restricted Payment": as to any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares) and (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock or other equity interest in such Person now or hereafter outstanding.

                 "Revolving Credit Commitment": in respect of any Lender, such Lender's undertaking during the Revolving Credit Commitment Period to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Revolving Credit Commitment Amount of such Lender.

                 "Revolving Credit Commitment Amount": as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading "Revolving Credit Commitment Amount" in Exhibit A on such date or, in the event that such Lender is not listed in Exhibit A, the "Revolving Credit Commitment Amount" which such Lender shall have assumed from another Lender in accordance with Section 11.6 on or prior to such date, as the same may be reduced from time to time pursuant to Section 2.6.

                 "Revolving Credit Commitment Period": the period from the Effective Date until the Revolving Credit Commitment Termination Date.

                 "Revolving Credit Commitment Termination Date": the earlier of the Business Day immediately preceding the Scheduled Revolving Credit Commitment Termination Date or such other date upon which the Revolving Credit Commitments shall have been terminated in accordance with Section 2.6 or
Section 9.2.

                 "Revolving Credit Exposure": with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender's Revolving Credit Loans and (ii) such Lender's Swing Line Exposure.

                 "Revolving Credit Loan" and "Revolving Credit Loans": as defined in Section 2.1.

                 "Revolving Credit Maturity Date": the Scheduled Revolving Credit Commitment Termination Date, or such earlier date on which the Revolving Credit Notes shall become due and payable, whether by acceleration or otherwise.

                 "Revolving Credit Note" and "Revolving Credit Notes": as defined in Section 2.2.

                 "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                 "Scheduled Revolving Credit Commitment Termination Date":
October 22, 2002.

                 "SEC": the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

                 "Securitized Receivables Transaction": the sale, transfer, conveyance, lease, pledge, lien, conditional sale, assignment or other transfer in the nature of a security interest or sale by the Borrower or its Subsidiaries of Receivables of the Borrower or its Subsidiaries pursuant to the Receivables Facility.

                 "Security": as defined in Section 2(1) of the Securities Act of 1933, as amended.

                 "Significant Subsidiary": each "Significant Subsidiary" of the Borrower within the meaning of Regulation S-X of the SEC as in effect from time to time.

                 "Special Counsel": Emmet, Marvin & Martin, LLP as, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent in connection with the Loan Documents.

                 "Subsidiary": as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Managing Person thereof, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

                 "Substitute Lender": as defined in Section 3.11.

                 "Swing Line Commitment": the undertaking of the Swing Line Lender during the Swing Line Commitment Period to make Swing Line Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not in excess of the Swing Line Commitment Amount, and the commitment of the Lenders to participate therein as set forth in Section 2.3, as the same may be reduced pursuant to Section 2.6.

                 "Swing Line Commitment Amount": $15,000,000.

                 "Swing Line Commitment Period": the period from the Effective Date to, but excluding, the Swing Line Commitment Termination Date.

                 "Swing Line Commitment Termination Date": the earlier of the sixth Business Day immediately preceding the Revolving Credit Commitment Termination Date or such other date upon which the Swing Line Commitments shall have been terminated in accordance with Section 2.6 or Section 9.2.

                 "Swing Line Exposure": at any time, in respect of any Lender, an amount equal to the aggregate outstanding principal amount of the Swing Line Loans at such time multiplied by such Lender's Commitment Percentage at such time.

                 "Swing Line Interest Period": subject to the provisions of
Section 3.4, with respect to any Swing Line Loan requested by the Borrower, the period commencing on the Borrowing Date with respect to such Swing Line Loan and ending not in excess of seven days thereafter, as selected by the Borrower in its irrevocable Borrowing Request, provided, however, that (i) if any Swing Line Interest Period would otherwise end on a day that is not a Business Day, such Swing Line Interest Period shall be extended to the next succeeding Business Day, and (ii) the Borrower shall select Swing Line Interest Periods so as not to have more than three different Swing Line Interest Periods outstanding at any one time for all Swing Line Loans.

                 "Swing Line Loan" and "Swing Line Loans": as defined in
Section 2.3(a).

                 "Swing Line Maturity Date": the date upon which the Swing Line Commitment shall have been terminated in accordance with Section 2.6 or
Section 9.2, or such earlier date on which the Swing Line Note shall become due and payable, whether by acceleration or otherwise.

                 "Swing Line Note": as defined in Section 2.4.

                 "Swing Line Participation Amount": as defined in Section
2.3(c).

                 "Tax": any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

                 "Termination Event": with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

                 "Unfunded Pension Liabilities": with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions", over the fair market value of Pension Plan assets.

                 "United States": the United States of America.

                 "Unrecognized Retiree Welfare Liability": with respect to any Employee Benefit Plan that provides post- retirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Borrower and its Subsidiaries, provided that prior to the date such Statement is applicable to the Borrower, such amount shall be based on an estimate made in good faith of such transition obligation.

                 "U.S. Person": a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under any laws of the United States, or any estate or trust that is subject to United States federal income taxation regardless of the source of its income.

         1.2.    Principles of Construction

                 (a) All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto to the extent not otherwise provided therein.

                 (b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change in GAAP.

                 (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

                 (d) The phrase "may not" is prohibitive and not permissive.

                 (e) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

                 (f) Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

                 (g) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                 (h) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.


2.       AMOUNT AND TERMS OF LOANS

         2.1.    Revolving Credit Loans

                 Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make revolving credit loans (each a "Revolving Credit Loan" and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period, provided that immediately after giving effect thereto (i) such Lender's Revolving Credit Exposure would not exceed such Lender's Revolving Credit Commitment Amount, and
(ii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Credit Commitment Amount. During the Revolving Credit Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Credit Commitments, all in accordance with the terms and conditions of this Agreement. Subject to the provisions of Sections 2.5 and 3.3, at the option of the Borrower, Revolving Credit Loans may be made as one or more (i) ABR Advances, (ii) Eurodollar Advances or (iii) any combination thereof.

         2.2.    Revolving Credit Notes

                 The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note made by the Borrower, substantially in the form of Exhibit B-1, payable to the order of such Lender, and dated as of the Effective Date (each, as indorsed or modified from time to time, a "Revolving Credit Note" and, collectively with the Revolving Credit Notes of all other Lenders, the "Revolving Credit Notes"). The outstanding principal balance of the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

         2.3.    Swing Line Loans

                 (a) Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make swing line loans (each a "Swing Line Loan" and, collectively, the "Swing Line Loans") to the Borrower from time to time during the Swing Line Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment Amount, provided that immediately after making each Swing Line Loan, (i) the Swing Line Lender's Revolving Credit Exposure would not exceed the Swing Line Lender's Revolving Credit Commitment Amount, (ii) the aggregate unpaid balance of the Swing Line Loans would not exceed the Swing Line Commitment Amount, and
(iii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Credit Commitment Amount. During the Swing Line Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Swing Line Commitment, all in accordance with the terms and conditions of this Agreement. No Swing Line Loan shall be made prior to the making of the first Revolving Credit Loans on the first Borrowing Date.

                 (b) The Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Lender shall be in default of its obligations under this Agreement unless arrangements to eliminate the Swing Line Lender's risk with respect to such defaulting Lender's participation in such Swing Line Loan shall have been made for the benefit of the Swing Line Lender and such arrangements are satisfactory to the Swing Line Lender. The Swing Line Lender will not make a Swing Line Loan if the Administrative Agent, or any Lender by notice to the Swing Line Lender and the Borrower no later than one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, shall have determined that the conditions set forth in Section 6 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Loan. Each Swing Line Loan shall be due and payable on the earliest to occur of the last day of the Swing Line Interest Period applicable thereto, the fifth Business Day prior to the Revolving Credit Commitment Termination Date, the date on which the Swing Line Commitment shall have been voluntarily terminated by the Borrower or the Swing Line Lender in accordance with Section 2.6, and the date on which the Swing Line Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.

                 (c) Upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall purchase unconditionally, irrevocably, and severally (and not jointly) from the Swing Line Lender a participation in the outstanding Swing Line Loans (including accrued interest thereon) in an amount (the "Swing Line Participation Amount") equal to the product of (i) its Com-mitment Percentage, and (ii) the aggregate outstanding principal balance of the Swing Line Loans plus all accrued and unpaid interest thereon. Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Borrower pursuant to this Section 2.3 that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

                 (d) In furtherance of subsection (c) immediately above, upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall promptly make available to the Administrative Agent for the account of the Swing Line Lender its Swing Line Participation Amount at the office of the Administrative Agent specified in Section 11.2, in lawful money of the United States and in immediately available funds. The Administrative Agent shall deliver the payments made by each Lender pursuant to the immediately preceding sentence to the Swing Line Lender promptly upon receipt thereof in like funds as received. Each Lender shall indemnify and hold harmless the Administrative Agent and the Swing Line Lender from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses resulting from any failure on the part of such Lender to pay, or from any delay in paying the Administrative Agent any amount such Lender is required to pay in accordance with this Section 2.3 (except in respect of losses, liabilities or other obligations suffered by the Administrative Agent or the Swing Line Lender, as the case may be, resulting from the gross negligence or willful misconduct of the Administrative Agent or the Swing Line Lender, as the case may be), and such Lender shall be required to pay interest to the Administrative Agent for the account of the Swing Line Lender from the date such amount was due until paid in full, on the unpaid portion thereof, at a rate of interest per annum equal to (i) from the date such amount was due until the third day therefrom, the Federal Funds Rate, and (ii) thereafter, the Federal Funds Rate plus 2%, payable upon demand by the Swing Line Lender. The Administrative Agent shall distribute such interest payments to the Swing Line Lender upon receipt thereof in like funds as received.

                 (e) Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swing Line Lender, for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.

         2.4.    Swing Line Note

                 The Swing Line Loans made by the Swing Line Lender shall be evidenced by a promissory note made by the Borrower, substantially in the form of Exhibit B-2, payable to the order of the Swing Line Lender, and dated as of the Effective Date (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "Swing Line Note").

         2.5.    Procedure for Borrowing

                 (a) Revolving Credit Loans. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Borrowing Request manually signed by the Borrower), no later than: 12:00 noon, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 12:00 noon, one Business Day prior to the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed under the Revolving Credit Commitments, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the borrowing is to consist of one or more Eurodollar Advances, the amount of, and the length of the Interest Period for, each such Eurodollar Advance. Each (i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof and (ii) each ABR Advance made on each Borrowing Date shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof or, if less, the unused portion of the Aggregate Revolving Credit Commitment Amount.

                 (b) Swing Line Loans. The Borrower may borrow under the Swing Line Commitment on any Business Day during the Swing Line Commitment Period, provided that the Borrower shall notify the Administrative Agent and the Swing Line Lender (by telephone or facsimile confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent and the Swing Line Lender of a Borrowing Request manually signed by the Borrower) no later than: 3:00 p.m., on the requested Borrowing Date, specifying
(i) the aggregate principal amount to be borrowed under the Swing Line Commitment, (ii) the requested Borrowing Date, and (iii) the amount of, and the length of the Swing Line Interest Period for, each Swing Line Loan, provided, however, that no such Swing Line Interest Period shall end after the Swing Line Commitment

Termination Date. The Swing Line Lender will then, subject to its determination that the terms and conditions of this Agreement have been satisfied and subject to its agreement with the Borrower on the Negotiated Rate to be applicable thereto, make the requested amount available promptly on that same day, to the Administrative Agent who, thereupon, will promptly make such amount available to the Borrower at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower at such office. Each borrowing of Swing Line Loans shall be in an aggregate principal amount equal to $100,000 or such amount plus a whole multiple of $50,000 in excess thereof or, if less, the unused portion of the Swing Line Commitment Amount.

                 (c) Funding of Revolving Credit Loans. Upon receipt of each Borrowing Request requesting Revolving Credit Loans, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of the requested Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 2:00 p.m., on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be promptly made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower at such office or elsewhere as the Borrower may from time to time instruct the Administrative Agent in writing.

                 (d) Failure to Fund. Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's Commitment Percentage of the Revolving Credit Loans requested by the Borrower, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount.
If and to the extent such Lender shall not have so made its Commitment Percentage of such Revolving Credit Loans available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate payable by the Borrower in respect of such Loans as set forth in Section 3.1, and, in the case of such Lender, at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment and the Federal Funds Rate plus 2% thereafter until the date such payment is received by the Administrative Agent. Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Loan as part of the Revolving Credit Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Revolving Credit Loans.

                 (e) Netting. If a Lender makes a new Loan on a Borrowing Date on which the Borrower is to repay an existing Loan from such Lender, such Lender shall apply the proceeds of such new Loan to make such repayment, and only the excess of the proceeds of such new Loan over the outstanding principal balance of the existing Loan being repaid need be made available to the Administrative Agent.

         2.6.    Termination, Reduction or Increases in Commitments

                 (a) Voluntary Termination or Reductions. The Borrower shall have the right, upon at least three Business Days' prior written notice to the Administrative Agent, (A) at any time when the Aggregate Credit Exposure shall be zero, to terminate the Revolving Credit Commitments of all of the Lenders, (B) at any time and from time to time when the Aggregate Revolving Credit Commitment Amount shall exceed the Aggregate Credit Exposure, to permanently reduce the Aggregate Revolving Credit Commitment Amount by a sum not greater than the amount of such excess, provided, however, that each such reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (C) to terminate the Swing Line Commitment and/or permanently reduce the Swing Line Commitment Amount, provided, however, that each such reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

                 (b) Reductions in General. Each reduction of the Aggregate Revolving Credit Commitment Amount shall be made by reducing each Lender's Revolving Credit Commitment Amount by an amount equal to such Lender's Commitment Percentage of such reduction. Simultaneously with each reduction of the Aggregate Revolving Credit Commitment Amount, the Borrower shall pay the Commitment Fee accrued and unpaid on the amount by which the Aggregate Revolving Credit Commitment Amount is being reduced.

         2.7.    Prepayments

                 (a) Voluntary Prepayments. The Borrower may, at its option, prepay the Revolving Credit Loans without premium or penalty (but subject to Section 3.5), in full at any time or in part from time to time by delivering to the Administrative Agent an irrevocable written notice thereof on the proposed prepayment date, in the case of Revolving Credit Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Revolving Credit Loans consisting of Eurodollar Advances, specifying whether the Revolving Credit Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Revolving Credit Loans pursuant to this subsection (a) shall be in an aggregate principal amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the outstanding principal balance of the Revolving Credit Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall exceed $5,000,000. Swing Line Loans may not be prepaid.

                 (b) In General. Simultaneously with each prepayment of a Revolving Credit Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment. Unless otherwise specified by the Borrower, each prepayment of Revolving Credit Loans shall first be applied to ABR Advances. If any prepayment is made in respect of any Eurodollar Advance or any Swing Line Loan, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 3.5.

         2.8.    Use of Proceeds

                 The Borrower agrees that the proceeds of the Loans shall be used solely (i) to repay the Existing Bank Debt, (ii) to pay all of the Fees due hereunder, (iii) to pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents, (iv) for the Borrower's working capital purposes in the ordinary course of business and (v) for the Borrower's general corporate purposes, including acquisitions, not inconsistent with the provisions hereof. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

         2.9.    Payments

                 (a) Except as otherwise expressly provided herein, each payment, including each prepayment, of principal and interest on the Loans, of the Commitment Fee and of all of the other fees to be paid to the Administrative Agent and the Lenders in connection with the Loan Documents (the Commitment Fee together with all of such other fees, being sometimes hereinafter collectively referred to as the "Fees") shall be made prior to 1:00 p.m., on the date such payment is due to the Administrative Agent for the account of the applicable Lenders at the Administrative Agent's office specified in Section 11.2, in each case in lawful money of the United States, in immediately available funds and without set-off or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m., on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest. Promptly upon receipt thereof by the Administrative Agent, each payment of principal and interest on the Loans shall be remitted by the Administrative Agent in like funds as received to the Swing Line Lender and each Lender (i) first, pro rata according to its Outstanding Percentage of the amount of interest which is then due and payable under the Loan Documents, and (ii) second, pro rata according to its Outstanding Percentage of the amount of principal which is then due and payable under the Loan Documents. Promptly upon receipt thereof by the Administrative Agent, each payment of the Commitment Fee shall be remitted by the Administrative Agent in like funds as received to each Lender pro rata according to such Lender's Revolving Credit Commitment Amount or, if the Revolving Credit Commitments shall have terminated or been terminated, according to the outstanding principal balance of such Lender's Revolving Credit Loans.

                 (b) If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Eurodollar Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

         2.10.   Extension of Revolving Credit Commitment Period

                 The Borrower may at any time and from time to time (but not more frequently than once per annum) request that the Lenders agree (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Revolving Credit Commitment Period by one year per each such request by giving written notice thereof (each an "Extension Request"), substantially in the form of Exhibit I, to the Administrative Agent. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. In the event that all Lenders shall have consented to such Extension Request, the then existing Scheduled Revolving Credit Commitment Termination Date shall be extended to the day which is one year following the then existing Scheduled Revolving Credit Commitment Termination Date (or, if such day is not a Business Day, the Business Day immediately preceding such day), provided, however, that (A) immediately before and after giving effect thereto, no Default shall exist, and (B) the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such extension. In all other events, the then existing Scheduled Revolving Credit Commitment Termination Date shall not be extended and shall remain in full force and effect until such time, if any, as the same may be extended pursuant to a subsequent Extension Request.


3.       INTEREST, FEES, YIELD PROTECTIONS, ETC.

         3.1.    Interest Rate and Payment Dates

                 (a)      Prior to Default. Except as otherwise provided in
Section 3.1(b) and 3.1(c), Revolving Credit Loans and Swing Line Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

             ADVANCES                                  RATE
             --------                                  ----
         Each ABR Advance                         Alternate Base Rate.

         Each Eurodollar Advance                  Eurodollar Rate for the
                                                  applicable Interest Period
                                                  plus the Applicable Margin
                                                  applicable to Eurodollar
                                                  Advances.

         Each Swing Line Loan                     Negotiated Rate
                                                  applicable to such Swing Line
                                                  Loan for the applicable
                                                  Interest Period.

                 (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or 9.1(b), the unpaid principal balance of the Loans shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to 2% plus the rate which would otherwise be applicable under Section 3.1(a), and any overdue interest or other amount payable under the Loan Documents shall bear interest (whether before or after the entry of a judgment thereon) at a rate per annum equal to the Alternate Base Rate plus 2%. For purposes of the preceding sentence, the rate applicable pursuant to Section 3.1(a), as the case may be, to any overdue principal, interest or other amount payable under the Loan Documents shall be (i) in the case of an overdue principal balance of any Eurodollar Advance, the applicable Eurodollar Rate plus the Applicable Margin until the last day of the applicable Interest Period (or the earlier termination thereof pursuant to this Agreement) and thereafter at the Alternate Base Rate, (ii) in the case of an overdue principal balance of any Swing Line Loan, the applicable Negotiated Rate until the last day of the applicable Swing Line Interest Period (or the earlier termination thereof pursuant to this Agreement) and thereafter at the Alternate Base Rate and (iii) in all other cases, the Alternate Base Rate. All such interest shall be payable on demand.

                 (c) In General. Interest on (i) ABR Advances to the extent based on the BNY Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Rate, Eurodollar Advances and Swing Line Loans shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. Except as otherwise expressly provided herein, interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

         3.2.    Fees

                 (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "Commitment Fee"), during the period from the Effective Date through the Revolving Credit Commitment Termination Date, at a rate per annum equal to the Applicable Margin on the average daily excess of (i) the Aggregate Revolving Credit Commitment Amount, over (ii) the aggregate outstanding principal balance of the Revolving Credit Loans. The Commitment Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during such period commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Revolving Credit Commitment Amount (to the extent of such reduction) and (iii) on the Revolving Credit Maturity Date. The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                 (b) Administrative Agent's Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

         3.3.    Conversions

                 (a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by delivering to the Administrative Agent by facsimile a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower) at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion shall only be made on a Business Day and on the last day of the Eurodollar Interest Period applicable thereto. In addition, the Borrower may elect from time to time to convert ABR Advances to Eurodollar Advances or existing Eurodollar Advances to new Eurodollar Advances by delivering to the Administrative Agent by facsimile a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower) at least three Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the initial Eurodollar Interest Period relating thereto, provided that any such conversion shall only be made on a Business Day and, in the case of existing Eurodollar Advances being converted to new Eurodollar Advances, on the last day of the Eurodollar Interest Period applicable thereto. The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted pursuant to this Section in whole or in part, provided that the amount to be converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.5 and having the same Eurodollar Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

                 (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to convert any existing Eurodollar Advance to a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the Eurodollar Interest Period applicable to such Eurodollar Advance.

                 (c) Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 4 or 6).

         3.4. Concerning Eurodollar Interest Periods and Swing Line Interest Periods

                 Notwithstanding any other provision of any Loan Document:

                          (a)     If the Borrower shall have failed to elect a
Eurodollar Advance under Section 2.5 or 3.3, as the case may be, in connection with any borrowing of new Revolving Credit Loans or expiration of a Eurodollar Interest Period with respect to any existing Eurodollar Advance, the amount of the Revolving Credit Loans subject to such borrowing or such existing Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

                          (b)     No Interest Period selected in respect of the
conversion of any Eurodollar Advance comprising a Revolving Credit Loan shall end after the Scheduled Revolving Credit Commitment Termination Date, and no Interest Period selected in re-spect of any Swing Line Loan shall end after the fifth Business Day prior to the Scheduled Revolving Credit Commitment Termination Date.

                          (c)     The Borrower shall not be permitted to have
more than ten Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

         3.5.    Indemnification for Loss

                 Notwithstanding anything contained herein to the contrary, if the Borrower shall fail for any reason to borrow a Revolving Credit Loan in respect of which it shall have requested a Eurodollar Advance or to convert an Advance to a Eurodollar Advance after it shall have notified the Administrative Agent of its intent to do so, or if the Borrower shall fail to borrow a Swing Line Loan after the Swing Line Lender shall have agreed to a Negotiated Rate with respect thereto, or if a Eurodollar Advance or Swing Line Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, or if the Borrower shall for any reason prepay or repay all or any part of the principal amount of a Eurodollar Advance or Swing Line Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall indemnify each Lender against, and pay on demand directly to such Lender the amount (calculated by such Lender using any reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or out-of-pocket expense suffered by such Lender as a result of such failure to borrow or convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or Swing Line Loan, as the case may be, or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance or Swing Line Loan, as the case may be, and any internal processing charge customarily
charged by such Lender in connection therewith.     In the event that any
Lender makes any claim under this Section 3.5, such Lender shall furnish to the Borrower a statement showing in reasonable detail the calculation of the amount so claimed.

         3.6.    Capital Adequacy

                 If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), shall be affected by the occurrence of a Regulatory Change and such Lender shall have determined that such Regulatory Change shall have had or will thereaf-
ter have the effect of reducing the rate of return on such Lender's or such Control Person's capital in respect of the Eurodollar Advances, Revolving Credit Commitment or Swing Line Loan participations made or maintained by such Lender, in any case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender's or such Control Person's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, within ten days after demand by such Lender, the Borrower shall pay to such Lender or such Control Person, as the case may be, such additional amount or amounts as shall be sufficient to compensate such
Lender or such Control Person for such reduction.    In the event that any
Lender makes any claim under this Section 3.6, such Lender shall furnish to the Borrower a statement showing in reasonable detail the calculation of the amount so claimed.

         3.7.    Reimbursement for Increased Costs

                 If any Lender, the Administrative Agent or the Swing Line Lender shall determine that a Regulatory Change:

                          (a)     does or shall (i) subject it to any Tax of
any kind whatsoever with respect to any Eurodollar Advances or its obligations under this Agreement to make Eurodollar Advances, or (ii) change the basis of taxation of payments to it of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances; or

                          (b)     does or shall impose, modify or make
applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay such Lender or the Administrative Agent, as the case may be, within ten days after demand therefor, such additional amounts as is sufficient to compensate such Lender or the Administrative Agent, as the case may be, for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender or the Administrative Agent, as the case may be; provided, however, that nothing in this Section shall require the Borrower to indemnify the Lenders or the Administrative Agent, as the case may be, with respect to withholding Taxes for which the Borrower has no obligation under Section 3.10. No failure by any Lender or the Administrative Agent to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time, provided, however, that such Lender or the Administrative Agent shall only be entitled to such compensation with respect to costs incurred, without duplication (a) on and after the date such Lender or the Administrative Agent, as the case may be, notified the Borrower of the Regulatory Change giving rise thereto, (b) 90 days prior to such date, and (c) in the event that such Regulatory Change imposed costs on such Lender or the Administrative Agent retroactively, during the period commencing such number of days after the applicable retroactive date therefor as shall equal the number of days, in excess of 90, from the date of such Regulatory Change to the date such Lender or the Administrative Agent, as the case may be, shall have notified the Borrower thereof. A statement setting forth in reasonable detail the calculations of any additional amounts payable pursuant to this Section submitted by a Lender or the Administrative Agent, as the case may be, to the Borrower shall be presumptively correct absent manifest error.


         3.8.    Illegality of Funding

                 Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any Regulatory Change shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Revolving Credit Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to an ABR Advance on the last day of the then current Eurodollar Interest Period applicable thereto or at such earlier time as may be required. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender shall promptly notify the Administrative Agent and the Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

         3.9.    Substituted Interest Rate

                 In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding) that by reason of circumstances affecting the interbank eurodollar market either adequate or reasonable means do not exist for ascertaining the Eurodollar Rate, or (ii) Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding absent manifest error) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Credit Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into Eurodollar Advances (each, an "Affected Advance"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and
(c) any outstanding Affected Advances shall be converted, on the last day of the then current Eurodollar Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate, or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Credit Loans to or as Eurodollar Advances.

         3.10.   Taxes; Net Payments

                 (a) All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Included Taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that the Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings in respect of Included Taxes, then the Borrower shall pay such additional amounts to the Administrative Agent, for the benefit of the Indemnified Tax Persons, as may be necessary in order that the actual amounts received by each Indemnified Tax Person in respect of interest and any other amount payable under the Loan Documents after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required. In the event that any such deduction or withholding with respect to Included Taxes can be reduced or nullified as a result of the application of any relevant double taxation convention, the relevant Indemnified Tax Person will cooperate with the Borrower (at the sole expense of the Borrower) in making application to the relevant taxing authorities to seek to obtain such reduction or nullification, so long as it would not be disadvantageous to such Indemnified Tax Person, provided, however, that no Indemnified Tax Person shall have any obligation to engage in litigation with respect thereto. If the Borrower shall make any payments under this Section 3.10 or shall make any deductions or withholdings from amounts paid in accordance with this Section 3.10, the Borrower shall, as promptly as practicable thereafter, forward to the Administrative Agent original or certified copies of official receipts or other evidence acceptable to the Administrative Agent establishing such payment and the Administrative Agent in turn shall distribute copies of such receipts to each Indemnified Tax Person. If payments under the Loan Documents to any Indemnified Tax Person are or become subject to any withholding, such Indemnified Tax Person shall (unless otherwise required by a Governmental Authority or as a result of any treaty, convention, law, rule, regulation, order or similar directive applicable to such Indemnified Tax Person) use its best efforts to designate a different office or branch to which payments are to be made under the Loan Documents from that initially selected thereby, if such designation would avoid or mitigate such withholding and would not be disadvantageous to such Indemnified Tax Person. In the event that any Indemnified Tax Person shall have determined that it received a refund or credit for Included Taxes paid by the Borrower under this Section 3.10, such Indemnified Tax Person shall promptly notify the Administrative Agent and the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit applicable to the payments made by the Borrower in respect of such Indemnified Tax Person under this Section 3.10.

                 (b) Each Indemnified Tax Person shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Indemnified Tax Person is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Indemnified Tax Person are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Indemnified Tax Person any amount which the Borrower is required to withhold (and shall have no obligation to otherwise indemnify any Lender with respect to such amount) to the extent that the Borrower's obligation to withhold is due to the failure of such Indemnified Tax Person to file any required statement, certificate or other document with respect to exemption which such Borrower requested of it.

                 (c) Each Indemnified Tax Person not incorporated under the laws of the United States or any State thereof shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Indemnified Tax Person is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Indemnified Tax Person are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Indemnified Tax Person any amount which the Borrower is liable to withhold due to the failure of such Indemnified Tax Person to file any statement of exemption required by the Code.

         3.11.   Substitution of Lenders

                 Notwithstanding anything to the contrary contained herein, if any Lender shall request compensation pursuant to Sections 3.6, 3.7 or 3.10, then, in each such case, provided that no Event of Default shall then exist and be continuing, the Borrower may require that such Lender transfer all of its right, title and interest under the Loan Documents to one or more of the other Lenders (in the sole and absolute discretion of each such Lender) or any other Eligible Institution identified by the Borrower and reasonably acceptable to the Administrative Agent and the Swing Line Lender (a "Substitute Lender"), if such Substitute Lender agrees to assume all of the obligations of such Lender under the Loan Documents for consideration equal to all principal, interest, Fees and other sums owing to such Lender under the Loan Documents, whether or not then otherwise due. Subject to the execution and delivery by the Borrower at its expense of a new Revolving Credit Note, an instrument of assignment and assumption, and such other documents as such Lender may reasonably require, such Substitute Lender shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 3.5, 3.6, 3.7, 11.7 and 11.20 (without duplication of any payments made to such Lender by the Borrower or the Substitute Lender) shall survive for the benefit of any Lender replaced under this Section with respect to the time prior to such replacement.

4.       REPRESENTATIONS AND WARRANTIES

         In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Lenders to make the Revolving Credit Loans and the Swing Line Lender to make the Swing Line Loans and the Lenders to participate therein, the Borrower makes the following representations and warranties to the Administrative Agent, the Swing Line Lender and each Lender:

         4.1.    Existence and Power

                 Each of the Borrower and each Significant Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify would not reasonably be expected to have a Material Adverse Effect.

         4.2.    Authority and Execution

                 Each of the Borrower and each Significant Subsidiary has full legal power and authority to own its Property, conduct its business and enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents. The Borrower has duly executed and delivered the Loan Documents.

         4.3.    Binding Agreement

                 This Agreement constitutes, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         4.4.    Litigation

                 Except as set forth on Schedule 4.4, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower or any of its Subsidiaries) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or maintained by the Borrower or any of its Subsidiaries or which may affect the Property of the Borrower or any of its Subsidiaries or any of their respective Properties or rights, which would reasonably be expected to have a Material Adverse Effect.

         4.5.    Required Consents

                 Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Borrower under the Loan Documents, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of the Loan Documents by the Borrower. The Borrower, prior to each borrowing of Loans hereunder, has obtained all necessary approvals and consents of, and has filed or caused to be filed all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests of, all Governmental Authorities in connection with such borrowing.

         4.6.    Absence of Defaults; No Conflicting Agreements

                 Neither the Borrower nor any of its Subsidiaries is in default under any judgment, order, writ, injunction, decree or decision of any Governmental Authority or any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the terms of the Loan Documents will not constitute a default under or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of, any such mortgage, indenture, contract or agreement.

         4.7.    Compliance with Applicable Laws

                 The Borrower and each of its Subsidiaries is complying with all laws, regulations, rules and orders of all Governmental Authorities, except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect.

         4.8.    Taxes

                 Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it the failure of which to file or pay would be likely to have a Material Adverse Effect, and no tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of the Borrower and each of its Significant Subsidiaries with respect to all taxes are, to the best knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against the Borrower or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested as required under
Section 7.4, and for which adequate reserves have been set aside in accordance with GAAP.

         4.9.    Governmental Regulations

                 Neither the Borrower nor any of its Subsidiaries nor any Person controlled by, controlling, or under common control with, the Borrower or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.
After giving effect to the making of each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and its Subsidiaries.

         4.10.   Plans

                 The only Pension Plans in effect as of the Effective Date (the "Existing Pension Plans") are listed on Schedule 4.10. Each Employee Benefit Plan is in compliance with ERISA and the Code, where applicable, except where any failure to so comply would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, (i) the amount of all Unfunded Pension Liabilities under the Pension Plans does not exceed the sum therefor set forth on Schedule 4.10, and (ii) there are no Employee Benefit Plans under which there is Unrecognized Retiree Welfare Liability. Neither the Borrower nor any of its Subsidiaries or ERISA Affiliates (i) is a party to any Multiemployer Plan or (ii) has incurred any liability in connection with any Multiemployer Plan. The Borrower and its Subsidiaries and ERISA Affiliates have, as of the Effective Date, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement with respect thereto. No material liability to the PBGC has been, or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be, incurred by the Borrower, any such Subsidiary or any ERISA Affiliate. Liability, as referred to in this Section includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance with the continuation of health care coverage requirements of Section 4980B of the Code, except where any failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         4.11.   Financial Statements

                 The Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of the audited Consolidated Balance Sheet of the Borrower as of December 31, 1996, and the related Consolidated Statements of Operations, Stockholder's Equity and Cash Flows for the fiscal year then ended, and copies of the unaudited Consolidated Balance Sheet of the Borrower as of June 30, 1997, and the related Consolidated Statements of Operations, Stockholder's Equity and Cash Flows for the fiscal quarter then ended (collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the notes thereto, neither the Borrower nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, Contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. No Material Adverse Change occurred during the period commencing on June 30, 1997 and ending on the first Borrowing Date.

         4.12.   Property

                 Each of the Borrower and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its real Property, and is the owner of, or has a valid lease of, all personal property, in each case which is material to the Borrower and its Subsidiaries, taken as a whole, subject to no Liens, except Liens permitted under Sec-tion 8.2 of this Agreement. All leases of Property to the Borrower or any of its Subsidiaries are in full force and effect, the Borrower or such Subsidiary, as the case may be, enjoys quiet and undisturbed possession under all leases of real property and neither the Borrower nor any of its Subsidiaries is in default beyond any applicable grace period of any provision thereof, the effect of which could reasonably be expected to have a Material Adverse Effect.

         4.13.   Authorizations

                 Each of the Borrower and each of its Subsidiaries possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

         4.14.   Environmental Matters

                 Neither the Borrower nor any of its Subsidiaries (i) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (A) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statute or regulation, or (B) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best knowledge of the Borrower, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Borrower or any of its Subsidiaries is or would be liable, which liability could reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Borrower or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended,

42 U.S.C. Section 9601 et seq., or any analogous state law, which liability could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

         4.15.   Absence of Certain Restrictions

                 No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any of its Subsidiaries is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary of the Borrower to make Restricted Payments, or to make loans or advances or repay any such loans or advances to the Borrower or to any other Subsidiary of the Borrower.

         4.16.   No Misrepresentation

                 No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.


5.       CONDITIONS TO EFFECTIVENESS

         The effectiveness of this Agreement shall be subject to the fulfillment of the following conditions precedent:

         5.1.    Evidence of Action

                 The Administrative Agent shall have received a certificate, dated as of the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate, partnership or similar action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

         5.2.    This Agreement

                 The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a telecopy signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

         5.3.    Notes

                 The Administrative Agent shall have received the Revolving Credit Notes and the Swing Line Note.

         5.4.    Absence of Litigation

                 There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority shall have been commenced or threatened seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any term or provision thereof or seeking any damages in connection therewith, and the Administrative Agent shall have received a certificate, in all respects satisfactory to the Administrative Agent, of an executive officer of the Borrower to the foregoing effects, to the best of such officer's knowledge.

         5.5.    Existing Bank Debt

                 Prior to or simultaneously with the making of the Loans on the first Borrowing Date, the Borrower shall have fully repaid all Existing Bank Debt and all agreements with respect thereto shall have been cancelled or terminated, all Liens, if any, securing the same shall have been terminated, and the Administrative Agent shall have received satisfactory evidence thereof.

         5.6.    Opinions

                 The Administrative Agent shall have received (a) an opinion of Ronald R. Randall, General Counsel of the Borrower, and an opinion of Fulbright & Jaworski L.L.P., special counsel to the Borrower, each dated as of the Effective Date and substantially in the form of Exhibits F-1 and F-2 respectively, together with certain local counsel opinions reasonably satisfactory to the Administrative Agent, it being understood that all such opinions are being delivered upon the direction of the Borrower, and that the addressees thereof may and will rely on such opinion, and (b) an opinion of Special Counsel, dated as of the Effective Date and substantially in the form of Exhibit G.

         5.7.    Fees and Expenses

                 All fees payable to the Administrative Agent and the Lenders on or prior to the first Borrowing Date shall have been paid, and the reasonable fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

         5.8.    Other Documents

                 The Administrative Agent shall have received such other documents, each in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably require in connection with the making of Loans on the first Borrowing Date.


6.       CONDITIONS OF LENDING - ALL LOANS

         The obligation of each Lender (including the Swing Line Lender) to make any Loan on a Borrowing Date and each Lender to participate therein is subject to the satisfaction of the following conditions precedent as of the date of such Loan:

         6.1.    Compliance

                 On each Borrowing Date and after giving effect to the Loans to be made thereon (i) there shall exist no Default and (ii) the representations and warranties contained in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Borrowing Date. Each borrowing by the Borrower shall constitute a representation and warranty by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

         6.2.    Borrowing Request

                 With respect to the Loans to be made on each Borrowing Date, the Administrative Agent shall have received a Borrowing Request, in each case duly executed by the Borrower.


7.       AFFIRMATIVE COVENANTS

         The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall:

         7.1.    Financial Statements and Information

                 Furnish or cause to be furnished to the Administrative Agent and each Lender:

                          (a)     As soon as available, but in any event within
90 days after the end of each fiscal year, a copy of (i) its Consolidated balance sheet as at the end of such fiscal year, together with the related Consolidated statements of operations, stockholders' equity and cash flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year, such Consolidated financial statements to be audited and certified without Impermissible Qualification by the Accountants, or (ii) the Borrower's annual report on Form 10-K in respect of such fiscal year, together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-K with the SEC and such filing is actually made.

                          (b)     As soon as available, but in any event within
45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (i) the Consolidated balance sheet of the Borrower as at the end of each such quarterly period, together with the related Consolidated statements of operations, stockholders' equity and cash flows for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by a Financial Officer of the Borrower as being com-plete and correct in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower (subject to normal year-end adjustments), or (ii) the Borrower's quarterly report on Form 10-Q in respect of such fiscal quarter, together with the financial statements required to be attached thereto, provided the Borrower is required to file such quarterly report on Form 10-Q with the SEC and such filing is actually made.

                          (c)     Within 45 days after the end of each of the
first three fiscal quarters, and within 90 days after the end of the last fiscal quarter, of each fiscal year a Compliance Certificate, certified by a Financial Officer of the Borrower.

                          (d)     Prompt written notice if: (i) the Borrower or
any Subsidiary shall fail (1) to pay, or, if required to purchase or otherwise acquire, shall fail to purchase or otherwise acquire, any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under or in respect of, any Indebtedness or operating lease obligations in a then outstanding aggregate amount of $5,000,000 or more, on or prior to the expiration of any period of grace with respect thereto, whether or not such default has been waived by the holders of such Indebtedness, or (2) to perform or observe any other agreement, term or condition contained in any document evidencing or securing such Indebtedness or operating lease obligations, or in any agreement under which any such Indebtedness or operating lease obligation was issued or created, if the effect of such failure is (x) to cause, or permit such holders (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness or operating lease obligations to become due prior to the stated date of maturity thereof, or (y) to cause the Borrower or any Subsidiary to be required to purchase or otherwise acquire such Indebtedness or operating lease obligations, (ii) there shall occur a Default or a Material Adverse Change or (iii) a Change of Control should occur.

                          (e)     Prompt written notice of any citation,
summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document.

                          (f)     Promptly upon becoming available, copies of
all registration statements, Annual Reports to shareholders, 10-Ks, 10-Qs, 8-Ks, proxy materials and other material documents which the Borrower or any of its Subsidiaries may now or here-after be required to deliver to shareholders or file with or deliver to any securities exchange or the SEC.

                          (g)     Prompt written notice in the event that the
Borrower, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that any event shall have occurred or will occur, or any condition exists, with respect to a Pension Plan the result of which could reasonably be expected to have a Material Adverse Effect.

                          (h)     Such other information as the Administrative
Agent or any Lender shall reasonably request from time to time.

         7.2.    Legal Existence

                 Except as may otherwise be permitted by Section 8.3, maintain, and cause each Significant Subsidiary to maintain, its corporate, partnership or analogous existence, as the case may be, in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect; provided, however, that any Subsidiary of the Borrower may be dissolved if such dissolution would not reasonably be expected to have a Material Adverse Effect.

         7.3.    Taxes

                 Pay and discharge when due, and cause each of its Subsidiaries so to do, all Taxes upon or with respect to the Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on Property of the Borrower or such Subsidiary (other than a Lien described in Section 8.2(i)), unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and provided that any such contested Tax, shall not constitute, or create, a Lien on any Property of the Borrower or such Subsidiary, and, provided further, that the Borrower shall give the Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

         7.4.    Insurance

                 Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its Property in at least such amounts, having such deductibles and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent upon request full information as to all such insurance carried.

         7.5.    Performance of Obligations

                 Pay and discharge when due, and cause each of its Subsidiaries so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, (i) would reasonably be expected to have a Material Adverse Effect, or (ii) become a Lien upon Property of the Borrower or any of its Subsidiaries other than a Lien permitted under Section 8.2, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted, and provided that the Borrower shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as may be required by GAAP shall have been made therefor.

         7.6.    Condition of Property

                 At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all Property necessary to the operation of the Borrower's or such Subsidiary's business except to the extent that the failure so to do would not reasonably be expected to have a Material Adverse Effect.

         7.7.    Observance of Legal Requirements

                 Observe and comply in all respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect, and except such violations thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

         7.8.    Inspection of Property; Books and Records; Discussions

                 Keep proper books of record and account, and cause each of its Subsidiaries so to do, in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made in all dealings and transactions in relation to its business and activities; and at all reasonable times, upon reasonable prior notice, permit representatives of the Administrative Agent and each Lender to visit the offices of the Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants' reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, and to examine and inspect the Property of the Borrower and each such Subsidiary and to meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

         7.9.    Financial Covenants

                 (a) Interest Coverage Ratio. Maintain as of the last day of each fiscal quarter, an Interest Coverage Ratio of not less than 2.00:1.00.

                 (b) Capitalization Ratio. Maintain as of the last day of each fiscal quarter, a Capitalization Ratio of not more than 0.40:1.00.

                 (c) Minimum Shareholders' Equity. Maintain as of the last day of each fiscal quarter, Consolidated shareholders' equity of not less than the sum of (i) $475,000,000, (ii) an amount equal to 50% of positive net income in respect of each fiscal quarter ending after the Effective Date and (iii) 100% of the net proceeds received by the Borrower and its Subsidiaries in connection with each issuance by the Borrower or any Subsidiary thereof of any equity security thereof on or after the Effective Date.


8.       NEGATIVE COVENANTS

         The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall not:

         8.1.    Indebtedness

                 Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any of its Subsidiaries so to do, except (i) Indebtedness due under the Loan Documents, (ii) Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective

Date as set forth on Schedule 8.1 (other than the Existing Bank Debt which is to be repaid on the Effective Date) and any refinancing (but not increase) thereof, (iii) Intercompany Indebtedness, (iv) to the extent that the Receivables Facility shall constitute or be deemed to constitute a Lien on the Receivables of the Borrower or any Subsidiary thereof, Indebtedness under the Receivables Facility in an amount not in excess of $55,000,000, (v) other Indebtedness (other than Contingent Obligations) of the Borrower which, in the aggregate, shall not exceed $100,000,000 outstanding at any time, and (vi) Contingent Obligations of the Borrower which, in the aggregate, shall not exceed $100,000,000 outstanding at any time.

         8.2.    Liens

                 Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do, except (i) Liens for Taxes in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.3, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business,
(iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not adversely affect the value of such real Property or impair its use for the operation of the business of the Borrower or such Subsidiary, (v) mechanics', materialmen's, carriers', warehousemen's and other similar Liens arising by operation of law and incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.5, provided that enforcement of such Liens is stayed pending such contest, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.7, provided that enforcement of such Liens is stayed pending such contest, (vii) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents, (viii) Liens on Margin Stock to the extent that a prohibition on such Liens would result in the Administrative Agent and the Lenders being deemed to be "indirectly secured" by Margin Stock under Regulation U of the Board of Governors of the Federal Reserve System, as amended, taking into account the value of Margin Stock owned by the Borrower and its Subsidiaries and any other relevant facts and circumstances, (ix) Liens on Property of the Borrower and its Subsidiaries existing on the Effective Date as set forth on Schedule 8.2 as renewed from time to time, but not any increases in the amounts secured thereby or extensions thereof to additional Property, (x) Liens under Capital Leases permitted by Section 8.1, (xi) Liens under leases of real Prop-erty provided that such Liens attach only to the Property so leased or any fixtures or other equipment located on such real Property, (xii) Liens on Property (including, in the event such Property constitutes capital stock of a newly acquired Subsidiary, Liens on the Property of such Subsidiary) acquired after the Effective Date and either existing on such Property when acquired, or created contemporaneously with, or within 180 days of, such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the Property so purchased or acquired (or the Property of such acquired Subsidiary, as the case may be) and provided further that any Indebtedness secured by such Liens is permitted by Section 8.1, and
(xiii) (A) Liens encumbering the Receivable Assets of the Borrower incurred pursuant to a Securitized Receivables Transaction, and (B) Liens encumbering the Receivable Assets of the Borrower and the Borrower's Subsidiaries incurred pursuant to Securitized Receivables Transactions so long as the obligations secured by such Receivable Assets do not exceed 100% of the net book value of the Receivables of the Borrower and the Borrower's Subsidiaries and Collections of such Receivables securing such obligations, plus costs of collection (including without limitation, attorneys fees).

         8.3.    Merger, Consolidations and Acquisitions

                 Consolidate with, be acquired by, merge into or with any Person, make any Acquisition or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any of its Subsidiaries so to do, except:

                          (a)     provided that immediately before and after
giving effect thereto no Default shall exist, any direct or indirect wholly-owned Subsidiary of the Borrower may merge or consolidate with the Borrower or any other direct or indirect wholly-owned Subsidiary of the Borrower, provided that in the event of a merger of the Borrower and such wholly-owned Subsidiary, the Borrower shall be the survivor;

                          (b)     mergers involving Subsidiaries as part of an
Acquisition permitted by subsection (d) below;

                          (c)     Investments permitted by Section 8.5; and

                          (d)     other mergers and Acquisitions, provided that
(i) in the case of a merger involving the Borrower, the Borrower is the survivor thereof, (ii) immediately before and after giving effect to any such merger or Acquisition, no Default shall or would exist and all of the representations and warranties contained in Section 4 shall be true and correct as if then made, (iii) the cash consideration payable by the Borrower or any Subsidiary in connection with any such merger or Acquisition shall not exceed $100,000,000, (iv) each consummation of a merger or Acquisition contemplated by this subsection shall be deemed to be a representation and warranty by the Borrower on the date of such merger as to the facts specified in clauses (i), (ii) and (iii) of this subsection (d), and (v) the Administrative Agent shall have received such other information or documents as the Administrative Agent or Required Lenders shall have reasonably requested.

         8.4.    Dispositions

                 Make any Disposition, or permit any of its Subsidiaries so to do, except:

                          (a)     Dispositions of any Investments permitted
under Section 8.5(a);

                          (b)     Dispositions (other than a Disposition of all
or substantially all assets of the Borrower or any Significant Subsidiary), provided that (i) immediately before and after giving effect to any such Disposition, no Default shall or would exist, (ii) each consummation of a Disposition contemplated by this subsection shall be deemed to be a representation and warranty by the Borrower on the date of such Disposition as to the facts specified in clause (i) of this subsection (b), and (iii) the Administrative Agent shall have received such other information or documents as the Administrative Agent or Required Lenders shall have reasonably requested; and

                          (c)     sales of Receivable Assets of the Borrower
and the Borrower's Subsidiaries pursuant to a Securitized Receivables
Transaction.

         8.5.    Investments, Loans, Etc.

                 At any time, directly or indirectly purchase, hold, own or otherwise acquire or invest in any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or other extensions of credit to, or any investment (whether in cash or other Property) in, any other Person, or enter into any arrangement for the purpose of providing funds or credit to any other Person, or become a partner or joint venturer in any partnership or joint venture, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or make any commitment or otherwise agree to do any of the foregoing (all of which are sometimes referred to herein as "Investments"), or permit any of its Subsidiaries so to do, except:

                          (a)     Investments in cash and Cash Equivalents;

                          (b)     Investments existing on the Effective Date as
set forth on Schedule 8.5;

                          (c)     normal business banking accounts in federally
insured institutions;

                          (d)     Investments by the Borrower or any Subsidiary
of the Borrower in Intercompany Indebtedness;

                          (e)     Investments by the Borrower or any of its
Subsidiaries in the Capital Stock of any Subsidiary of the Borrower;

                          (f)     Receivables arising from the sale of goods
and services in the ordinary course of business of the Borrower and its Subsidiaries;

                          (g)     at any time when a Person becomes a
Subsidiary, all Investments of such Person at such time, provided that the Borrower shall have thirty (30) days after such Person becomes a Subsidiary to replace all such Investments of such Subsidiary with Investments permitted under this Section 8.5 (other than under this subsection (g));

                          (h)     Investments in (A) any Security having (1) a
short- term rating of A-2 or higher by S&P or P-2 or higher by Moody's, or a long- term rating of A or higher by S&P or A-2 or higher by Moody's, and (2) a maturity, or exercisable put-option, within 190 days from the date of acquisition thereof, and (B) any bond fund or money-market fund substantially all of whose assets are comprised of such Securities of the type as described in the preceding clause (A) of this sentence;

                          (i)     Acquisitions permitted by Section 8.3(d); and

                          (j)     other Investments by the Borrower or any of
its Subsidiaries, provided that the aggregate cost of all such Investments (net of the fair market value of all proceeds received upon the sale or exchange thereof) shall not exceed 15% of the Consolidated shareholders' equity of the Borrower and its Subsidiaries.

         8.6.    Business Changes

                 Materially change the nature of the business of the Borrower and its Subsidiaries as conducted on the Effective Date.

         8.7.    Limitation on Negative Pledges

                 Enter into any agreement, other than (i) this Agreement, (ii) purchase money mortgages or Capital Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), and (iii) the Receivables Facility (provided that any prohibition or limitation contained therein shall only be effective against the Receivable Assets), or permit any of its Subsidiaries so to do, which prohibits or limits the ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, in favor of the Lenders.

         8.8.    Sale/Leaseback Transactions

                 Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any Property which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or any Affiliate of such Person (a "Sale/Leaseback Transaction"), provided, however, that the Borrower may enter into one or more Sale/Leaseback Transactions from time to time, provided that, immediately after giving effect to each Sale/Leaseback Transaction, the aggregate fair market value of all consideration paid to the Borrower in all Sale/Leaseback Transactions occurring on or after the Effective Date would not exceed $25,000,000.

         8.9.    Restricted Payments

                 Declare or pay any Restricted Payment, or permit any of its Subsidiaries so to do, except: (i) the Borrower or any of its Subsidiaries may declare and pay Restricted Payments to the Borrower or any of its Subsidiaries, and (ii) the Borrower may make Restricted Payments at any time and from time to time, provided that immediately before and after making each such Restricted Payment, no Default or Event of Default shall or would exist.

         8.10.   Transactions with Affiliates

                 Become, or permit any Subsidiary of the Borrower to become, a party to any transaction with any Affiliate thereof unless the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate thereof.


9.       DEFAULT

         9.1.    Events of Default

                 The following shall each constitute an "Event of Default" hereunder:

                          (a)     The failure of the Borrower to make any
payment of principal on any Note when due and payable; or

                          (b)     The failure of the Borrower to make any
payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

                          (c)     The failure of the Borrower to observe or
perform any covenant or agreement contained in Sections 2.8, 7.2, 7.9, or
Section 8; or

                          (d)     The failure of the Borrower to observe or
perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have become aware thereof; or

                          (e)     Any representation or warranty made by the
Borrower (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

                          (f)     The Borrower or any Subsidiary shall fail (i)
to pay, or, if required to purchase or otherwise acquire, shall fail to purchase or otherwise acquire, any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any Indebtedness or operating lease obligations in a then outstanding aggregate principal amount of $10,000,000 or more, on or prior to the expiration of any period of grace with respect thereto, or (ii) to perform or observe any other agreement, term or condition contained in any document evidencing or securing such Indebtedness or operating lease obligations, or in any agreement under which any such Indebtedness or operating lease obligation was issued or created, if the effect of such failure is (x) to cause, or permit such holders (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness or operating lease obligations to become due prior to the stated date of maturity thereof, or (y) to cause the Borrower or any Subsidiary to be required to purchase or otherwise acquire such Indebtedness or operating lease obligations; or

                          (g)     The Borrower or any Significant Subsidiary
shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Significant Subsidiary; or

                          (h)     An order for relief is entered under the
United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Significant Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Significant Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Significant Subsidiary or of any substantial part of the Property of any thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Significant Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days; or

                          (i)     Judgments or decrees against the Borrower or
any Significant Subsidiary aggregating in excess of $5,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

                          (j)     The occurrence of a Change of Control; or

                          (k)     Any Loan Document shall cease, for any
reason, to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

                          (l)     (i) any Termination Event shall occur; (ii)
any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses (i) through (vii) would, individually or in the aggregate, have a Material Adverse Effect.

         9.2.    Contract Remedies

                 (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if it is an Event of Default specified in Sections 9.1(g) or 9.1(h), all Revolving Credit Commitments and the Swing Line Commitment shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and (ii) if it is any other Event of Default, upon the direction of the Required Lenders the Administrative Agent shall (A) by notice to the Borrower, declare all Revolving Credit Commitments and the Swing Line Commitment to be terminated forthwith, whereupon such Revolving Credit Commitments and the Swing Line Commitment shall immediately terminate, and/or
(B) by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

                 (b) In the event that the Revolving Credit Commitments of all the Lenders and the Swing Line Commitment of the Swing Line Lender shall have been terminated or the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent, Swing Line Lender and the Lenders from or on behalf of the Borrower shall be remitted to and applied by the Administrative Agent in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of, any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed, (ii) second, to the payment of any fees or expenses due the Administrative Agent from the Borrower, (iii) third, to reimburse the Administrative Agent, the Swing Line Lender and the Lenders for any expenses (to the extent not paid pursuant to clause (ii) above) due from the Borrower pursuant to the provisions of Section 11.20, (iv) fourth, to the outstanding principal amount of the Swing Line Loans (together with all interest thereon),
(v) fifth, to the payment of the Fees, (vi) sixth, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Loans) payable by the Borrower to the Administrative Agent, the Swing Line Lender or any of the Lenders under the Loan Documents, (vii) seventh, to the payment, pro rata according to the Outstanding Percentage of each Lender, of interest due on the Loans (other than the Swing Line Loans), (viii) eighth, to the payment, pro rata according to Outstanding Percentage of each Lender, of principal on the Loans (other than the Swing Line Loans), and (ix) ninth, any remaining funds shall be paid to whomsoever shall be entitled thereto or as a court of competent jurisdiction shall direct.


10.      THE ADMINISTRATIVE AGENT AND THE CO-AGENTS

         10.1.   Appointment

                 Each Lender hereby irrevocably designates and appoints BNY as the Administrative Agent of such Lender under the Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. The duties of the Administrative Agent shall be mechanical and administrative in nature, and, notwithstand-ing any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with, or fiduciary duty to, any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

         10.2.   Delegation of Duties

                 The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon, and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

         10.3.   Exculpatory Provisions

                 Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct), or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, or any officer thereof, contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Person to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the Property, books or records of the Borrower. The Lenders acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless the Administrative Agent shall be instructed in writing to do so by the Required Lenders and such instructions shall be binding on all Lenders and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or is contrary to law or any provision of the Loan Documents. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

         10.4.   Reliance by Administrative Agent

                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each Lender, as the case may be, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender, in its Loans and Notes, as applicable, until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         10.5.   Notice of Default

                 The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received written notice thereof from a Lender or the Borrower. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders and the Borrower.

         10.6.   Non-Reliance on Administrative Agent and Other Lenders

                 Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the value and Lien status of any collateral security and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the value and Lien status of any collateral security. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower which at any time may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         10.7.   Indemnification

                 Each Lender agrees to indemnify and hold harmless the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to the aggregate of the outstanding principal balance of the Loans (or at any time when no Loans are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Loans and the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transac-tions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any unpaid fees owing to the Administrative Agent, and any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 11.20, to the extent that the Administrative Agent has not been paid such fees or has not been reimbursed for such costs and expenses by the Borrower. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Administrative Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of other Lender to reimburse the Administrative Agent for such other Lender's pro rata share of such amount. The agreements in this Section shall survive the termination of the Revolving Credit Commitments of all of the Lenders, the Swing Line Commitment of the Swing Line Lender and the payment of all amounts payable under the Loan Documents.

         10.8.   Administrative Agent in Its Individual Capacity

                 BNY and its affiliates may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower as though BNY were not Administrative Agent hereunder and BNY Capital Markets did not arrange the transactions contemplated hereby. With respect to the Revolving Credit Commitment and Swing Line Commitment made or renewed by BNY and the Notes issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

         10.9.   Successor Administrative Agent

                 If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan

Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent's rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it, and any amounts owing to it, while it was Administrative Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time. Notwithstanding anything to the contrary contained in this Section 10.9, the appointment of any successor Administrative Agent shall be consented to by the Borrower (such consent not to be unreasonably withheld and such consent not to be required during the occurrence and continuance of any Default).

         10.10.  Co-Agents

                 Notwithstanding anything to the contrary contained in the Loan Documents, except for their duties and obligations as Lenders, none of the Co-Agents shall have any duty or obligation under the Loan Documents. All of the provisions of this Section 10 which are applicable to the Administrative Agent shall apply, generally, to each of the Co-Agents, with any necessary changes in points of detail.

11.      OTHER PROVISIONS

         11.1.   Amendments and Waivers

                 With the written consent of the Required Lenders, the Administrative Agent, the Swing Line Lender and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that:

                 (a) no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders, (i) increase the Revolving Credit Commitment Amount of any Lender or the Aggregate Revolving Credit Commitment Amount, (ii) extend (other than as provided in Section 2.10) the Scheduled Revolving Credit Commitment Termination Date, (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount or extend the time of payment of, or change the pro rata allocation of payments under, any Note, or decrease the rate, or extend the time of payment, or change the pro rata allocation of payments in respect of the Commitment Fee, (iv) change the provisions of Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 11.1, 11.6(a) or 11.8, or (v) change the definition of "Required Lenders";

                 (b) without the written consent of the Administrative Agent, no such amendment, supplement, modification or waiver shall amend, modify or waive any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent hereunder or under the Loan Documents; and

                 (c) without the written consent of the Swing Line Lender, no such amendment, supplement, modification or waiver shall change the Swing Line Commitment or change any other term or provision that relates to the Swing Line Commitment or the Swing Line Loans.

                 Any such amendment, supplement, modification or waiver shall apply equally to the Administrative Agent, the Swing Line Lender and each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Swing Line Lender, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable Loan Document, the Lenders, the Swing Line Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct.

         11.2.   Notices

                 Except as otherwise provided in each Loan Document, all notices, requests and demands to or upon the respective parties to such Loan Document to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service or three Business Days after having been deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, addressed as follows in the case of the Borrower and the Administrative Agent, addressed as set forth on Schedule 11.2, in the case of each Lender, or addressed to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties thereto or any future holders of the Notes:

                 The Borrower:

                 Camco International Inc.
                 7030 Ardmore
                 Houston, Texas 77054
                 Attention: Herbert S. Yates,
                        Senior Vice President
                 Telephone: (713) 749-5649
                 Facsimile:  (713) 749-5878

                 The Administrative Agent:

                 The Bank of New York
                 One Wall Street
                 Agency Function Administration
                 18th Floor
                 New York, New York 10286
                 Attention:       Ramona Washington
                 Telephone: (212) 635-4699
                 Facsimile:  (212) 635-6365

                 with a copy to:

                 The Bank of New York

                 One Wall Street
                 New York, New York 10286
                 Attention:       Alan F. Lyster,
                                  Vice President
                 Telephone: (212) 635-6895
                 Facsimile:  (212) 635-6434

except that any notice, request or demand by the Borrower to or upon the Administrative Agent, the Swing Line Lender or the Lenders pursuant to Sections
2.5 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

         11.3.   No Waiver; Cumulative Remedies

                 No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Swing Line Lender or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.4.   Survival of Representations and Warranties and Certain
Obligations

                 (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

                 (b) The obligations of the Borrower under Sections 3.5, 3.6, 3.7, 3.10, 11.7 and 11.20 shall survive the termination of the Revolving Credit Commitments of all of the Lenders, the Swing Line Commitment and the payment of the Loans and all other amounts payable under the Loan Documents.

         11.5.   Lending Offices

                 Each Lender agrees that, upon the occurrence of any event giving rise to any increased cost or indemnity under Sections 3.6, 3.7 and 3.10 with respect to such

Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.6, 3.7 and 3.10.

         11.6.   Successors and Assigns

                 (a) This Agreement, the Notes and the other Loan Documents to which the Borrower is a party shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Swing Line Lender, the Administrative Agent, all future holders of the Notes and their respective successors and assigns. The Borrower shall not assign any right, nor delegate any duty, under any Loan Document without the prior written consent of the Administrative Agent, the Swing Line Lender and each Lender and any such attempted assignment or delegation without each such consent shall be void.

                 (b) Subject to Section 11.6(e), each Lender and the Swing Line Lender may at any time assign all or any portion of its rights under one or more of the Loan Documents to any Federal Reserve Bank.

                 (c) In addition to its rights under Section 11.6(b), each Lender shall have the right to sell, assign, transfer or negotiate (each an "Assignment") one hundred percent, or any lesser percentage, of its Loans, its Revolving Credit Commitment and its Notes to any Affiliate of such Lender, to any other Lender, or, with the consent of the Administrative Agent, the Swing Line Lender and the Borrower (which consent shall not be unreasonably withheld and shall not be required of the Borrower, if, at the time of such Assignment, an Event of Default shall exist), to any other Eligible Institution, provided that (i) each such Assignment shall be of a constant, and not a varying, percentage of the assignor Lender's rights and obligations under the Loan Documents, (ii) the Revolving Credit Commitment Amount of the Revolving Credit Commitment assigned, shall be not less than $5,000,000, or the full Revolving Credit Commitment Amount of such assignor Lender's Revolving Credit Commitment, and (iii) the assignor Lender and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent. Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement, together with the assignment fee therefor, and the Borrower's consent to such Assignment, if required, the Administra-tive Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed a "Lender" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents subject to Section 11.6(e). The Borrower agrees that, in connection with each such Assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent for the account of such assignee a Revolving Credit Note. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

                 (d)      In addition to the participations provided for in
Section 11.10(b), each Lender may grant participations in all or any part of its Loans, its Notes and its Revolving Credit Commitment to one or more Eligible Institutions, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loan Documents and to approve any modification, amendment, or waiver of any provision of the Loan Documents, subject to the provisions of Section 11.6(d)(vi), (iv) no sub-participations shall be permitted, (v) the granting of such participation does not require that any out-of-pocket cost or expense be borne by the Borrower, (vi) the voting rights of any holder of any participation shall be limited to the right to consent to any action taken or omitted to be taken by such Lender under the Loan Documents which would (A) increase the Revolving Credit Commitment Amount of any Lender (provided that no waiver of a Default or of any mandatory reduction of any of the foregoing shall be deemed to constitute such a change), (B) extend the Revolving Credit Commitment Period (other than as provided in Section 2.10), (C) reduce the amount or extend the time of payment of any Fee, (D) reduce the rate or extend the time of payment of interest on any Loan or any Note (other than the applicability of any post-default increase in such rate of interest), (E) reduce the amount or extend the time of payment of any installment or other payment of principal on any Loan or any Note, (F) decrease or forgive the principal amount of any Loan or any Note, or (G) consent to any assignment or delegation by the Borrower of all of its rights or obligations under all of the Loan Documents, or (H) release any collateral or any security interest thereon (other than in connection with a Disposition permitted under Section 8.4, and (vii) such Lender shall notify the Borrower at or prior to the time any such participation is granted.

                 (e) No Lender shall, as between and among the Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its Loans, its Revolving Credit Commitment and its Notes, except that a Lender shall be relieved of its obligations to the extent of any such Assignment of all or any part of its Loans, its Revolving Credit Commitment or its Notes pursuant to Section 11.6(c).

         11.7.   Indemnity

                 The Borrower agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, BNY Capital Markets, the Swing Line Lender and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an "Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel (including the allocated costs of in-house counsel to the extent that outside counsel is not utilized) to such Indemnified Persons) in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, (including any liabilities and costs under environmental laws, Federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower or its predecessors in interest, or the past, present or future environmental condition of the Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any hazardous substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents, any commitment letter or fee letter executed and delivered by the Borrower or any of its Subsidiaries, the Swing Line Lender and/or the Administrative Agent, the capitalization of the Borrower or any of its Subsidiaries, the Revolving Credit Commitments, the making of, management of and participation in the Loans, or the use or intended use of the proceeds of the Loans hereunder, provided that the Borrower shall have no obligation under this Section to an Indemni-fied Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or wilful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person, or arising from claims the Borrower may assert against such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Revolving Credit Commitments of all of the Lenders and the payment of all Indebtedness of the Borrower under the Loan Documents.

         11.8.   Limitation of Liability

                 No claim may be made by the Borrower, any of its Subsidiaries, any Lender or other Person against the Administrative Agent, any Lender, or any directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each of the Borrower, its Subsidiaries, any such Lender or other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         11.9.   Counterparts

                 Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any amendment, modification, consent or waiver to or of any Loan Document transmitted by facsimile shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by facsimile or other electronic means to the same extent as if originally signed.

         11.10.  Adjustments; Set-off

                 (a) In addition to any rights and remedies of each Lender provided by law, upon the occurrence of an Event of Default and acceleration of the Notes, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or 9.1(b), each Lender and the Swing Line Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and apply against any indebtedness or other liability, whether matured or unmatured, of the Borrower to such Lender or the Swing Line Lender arising under the Loan Documents, any amount owing from such Lender or the Swing Line Lender to the Borrower. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender or the Swing Line Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditors, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender or the Swing Line Lender prior to the making, filing or issuance of, service upon such Lender or the Swing Line Lender of, or notice to such Lender or the Swing Line Lender of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender and the Swing Line Lender agrees promptly to notify the Borrower and the Administrative Agent after each such set-off and application made by such Lender or the Swing Line Lender, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 (b) If any Lender or the Swing Line Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans or its Notes in excess of its Outstanding Percentage of payments then due and payable on account of the Loans or the Notes received by all the Lenders and the Swing Line Lender, such Lender or the Swing Line Lender, as the case may be, shall forthwith purchase, without recourse, for cash, from the other Lenders and the Swing Line Lender such participations in their Loans and Notes as shall be necessary to cause such purchaser to share such excess payment with each of them according to their Outstanding Percentages, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchaser, such purchase shall be rescinded and the related seller shall repay to such purchaser the purchase price to the extent of such recovery, together with an amount equal to such seller's pro rata share (according to the proportion of (i) the amount of all other related required repayments to (ii) the total amount so recov-ered from the purchaser) of any interest or other amount paid or payable by the purchaser in respect of the total amount so recovered.

         11.11.  Construction

                 Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

         11.12.  Governing Law

                 The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

         11.13.  Headings Descriptive

                 Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

         11.14.  Severability

                 Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

         11.15.  Integration

                 All exhibits to a Loan Document shall be deemed to be a part thereof. Except for agreements between the Administrative Agent and/or the Swing Line Lender and the Borrower with respect to certain fees, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Swing Line Lender and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among them with respect to the subject matter thereof.

         11.16.  Consent to Jurisdiction

                 Each party to a Loan Document hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party to the Loan Documents hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

         11.17.  Service of Process

                 Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 11.2 of this Agreement. Each party to a Loan Document hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

         11.18.  No Limitation on Service or Suit

                 Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of any party to the Loan Documents to serve process in any manner permitted by law or limit the right of the Administrative Agent, the Swing Line Lender or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

         11.19.  WAIVER OF TRIAL BY JURY

                 EACH OF THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE SWING LINE LENDER, THE ADMINISTRATIVE AGENT, OR THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE SWING LINE LENDER, THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE SWING LINE LENDER, THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

         11.20.  Expenses

                 The Borrower agrees, promptly after presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse the Administrative Agent and BNY Capital Markets for all their respective out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any other documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse the Administrative Agent, the Swing Line Lender and each Lender for all of its costs and expenses, including reasonable fees and disbursements of counsel (including the allocated costs of in-house counsel to the extent that outside counsel is not utilized), incurred in connection with the preservation or enforcement of any rights under the Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated costs of in-house counsel to the extent that outside counsel is not utilized) to the Administrative Agent, the Swing Line Lender and the several Lenders, (iii) to pay, indemnify, and hold each of the Swing Line Lender, the Lenders and the Administrative Agent harmless from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each of the Swing Line Lender, the Lenders and the Administrative Agent and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements (including the allocated costs of in-house counsel to the extent that outside counsel is not utilized)) with respect to the execution, delivery, performance, enforcement and administration of, or in any other way arising out of or relating to, the Loan Documents (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Borrower shall have no obligation to pay Indemnified Liabilities to the Administrative Agent, the Swing Line Lender or any Lender to the extent arising from the gross negligence or willful misconduct of the Administrative Agent, the Swing Line Lender or such Lender. The agreements in this Section shall survive the performance by the Borrower of all of its other obligations under the Loan Documents.

         11.21.  Treatment of Certain Information

                 Each Lender, the Swing Line Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower or any of its Subsidiaries pursuant to this Agreement which (a) is identified by such Person as being confidential at the time the same is delivered to such Lender, the Swing Line Lender or the Administrative Agent, or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants' certification delivered hereunder, provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by law, rule, regulation or judicial process, (ii) on a confidential basis, to counsel to any Lender, the Swing Line Lender or the Administrative Agent, (iii) to bank examiners, auditors or accountants, and any analogous counterpart thereof, (iv) to the Administrative Agent, the Lenders or the Swing Line Lender, (v) in connection with any litigation to which any one or more of the Lenders, the Swing Line Lender or the Administrative Agent is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential on substantially the same basis as set forth in this Section, or (vii) to affiliates of the Administrative Agent, the Swing Line Lender and each Lender.

                 IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                         CAMCO INTERNATIONAL INC.


                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         THE BANK OF NEW YORK, in its
                                         individual capacity, as Swing Line
                                         Lender and as Administrative Agent


                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, in its
                                         individual capacity and as Co-Agent




                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         TORONTO DOMINION (TEXAS), INC.,
                                         in its individual capacity and
                                         as Co-Agent



                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         WACHOVIA BANK, N.A., in its
                                         individual capacity and as Co-Agent



                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         ABN AMRO BANK N.V.



                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         BANK ONE, TEXAS, NA



                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                                         MARINE MIDLAND BANK



                                         By:
                                               ----------------------
                                         Name:
                                               ----------------------
                                         Title:
                                               ----------------------

                            CAMCO INTERNATIONAL INC.

                                  EXHIBIT B-1

                         FORM OF REVOLVING CREDIT NOTE

                                                           _____________ __,1997
                                                              New York, New York


                 FOR VALUE RECEIVED, the undersigned, CAMCO INTERNATIONAL INC,, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ________________________ (the "Lender"), the outstanding principal balance of the Revolving Credit Loans made by the Lender, and to pay interest from the date hereof on the principal balance thereof from time to time outstanding, at the rate or rates, and at the times, set forth in the Credit Agreement, dated as of ____________ ________ , 1997, among the Borrower, the Lenders party thereto, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, TORONTO DOMINION (TEXAS), INC., and WACHOVIA BANK, N.A., as Co-Agents, and THE BANK OF NEW YORK, as agent for the Lenders (the "Administrative Agent") and as Swing Line Lender (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), in each case at the office of the Administrative Agent located at One Wall Street, New York, New York, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America in immediately available funds.

                 Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

                 The Revolving Credit Loans evidenced by this Revolving Credit Note are payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Credit Agreement. This Revolving Credit Note is one of the Revolving Credit Notes under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.

                 The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto,
(i) the date and amount of each Revolving Credit Loan made by the Lender, (ii) the character thereof as an ABR Advance, a Eurodollar Advance or a combination thereof, (iii) the interest rate (without regard to the

Applicable Margin) and the Interest Period applicable to each Eurodollar Advance, and (iv) the date and amount of each conversion of, and each payment or prepayment of principal of, any such Revolving Credit Loan. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Revolving Credit Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Revolving Credit Loans made by the Lender as set forth in such schedule shall be presumed to be correct absent manifest error.

                 Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Revolving Credit Note.

                 This Revolving Credit Note may only be amended by an instrument in writing executed pursuant to the provisions of Section 11.1 of the Credit Agreement.

                 THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

                                        CAMCO INTERNATIONAL INC.

                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                            CAMCO INTERNATIONAL INC.

                                  EXHIBIT B-2

                            FORM OF SWING LINE NOTE


                                                           _____________ __,1997
                                                               New York,New York



                 FOR VALUE RECEIVED, the undersigned, CAMCO INTERNATIONAL INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE BANK OF NEW YORK (the "Swing Line Lender"), the outstanding principal balance of the Swing Line Loans made by the Swing Line Lender, and to pay interest from the date hereof on the principal balance thereof from time to time outstanding, at the rate or rates, and at the times, set forth in the Credit Agreement, dated as of _________ _______, 1997, among the Borrower, the Lenders party thereto, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, TORONTO DOMINION (TEXAS), INC., and WACHOVIA BANK, N.A., as Co-Agents, and THE BANK OF NEW YORK, as agent for the Lenders (in such capacity, the "Administrative Agent") and as Swing Line Lender (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), in each case at the office of the Administrative Agent located at One Wall Street, New York, New York, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America in immediately available funds.

                 Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

                 The Swing Line Loans evidenced by this Swing Line Note are payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Credit Agreement. This Swing Line Note is the Swing Line Note under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.

                 The Swing Line Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Swing Line
Lender may attach hereto, (i) the date and amount of each Swing Line Loan made by it, (ii) the Interest Period and the Negotiated Rate applicable to each Swing Line Loan, and (iii) each payment and prepayment of the principal of each Swing Line Loan. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Swing Line Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Swing Line Loans made by the Swing Line Lender as set forth in such schedule shall be presumed to be correct absent manifest error.

                 Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Swing Line Note.

                 This Swing Line Note may only be amended by an instrument in writing executed pursuant to the provisions of Section 11.1 of the Credit Agreement.

                 THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

                                        CAMCO INTERNATIONAL INC.

                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                     - 2 -